Exhibit (10)w

CONSULTING AGREEMENT

Between

Kimberly-Clark Corporation

(K-C)

and

Jan B.C. Spencer

(Mr. Spencer)

Made as of the 5 day of April, 2012

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Consulting Agreement”) made as of the day and year first set forth above, by and between Kimberly-Clark Corporation, a Delaware corporation, with offices at 351 Phelps Drive, Irving, Texas 75038 (“K-C”) and Jan B.C. Spencer (“Mr. Spencer“) of 1400 Holcomb Bridge Road, Roswell, GA 30076.

WITNESSETH
WHEREAS, K-C and its various business units have employed Mr. Spencer for years in various upper-management level positions in which Mr. Spencer has obtained knowledge of and full access to the full range of the confidential, proprietary information of K-C that is competitively valuable, much of which constitutes trade secrets; and
WHEREAS, both K-C and Mr. Spencer acknowledge that Mr. Spencer’s knowledge of K-C’s trade secrets and other confidential proprietary information is thorough, both in terms of the breadth (i.e. information from K-C’s various business units and regarding K-C’s various products), and in terms of depth (i.e. the level of detail, and information about K-C’s prior, current and future activities); and
WHEREAS, both K-C and Mr. Spencer acknowledge that because of Mr. Spencer’s expansive and thorough knowledge of K-C’s trade secrets and other confidential proprietary information, and its business plans and strategies, K-C would suffer serious competitive harm if Mr. Spencer were to perform any services for a substantial competitor of K-C in which Mr. Spencer made or influenced any business decisions of that competitor; and
WHEREAS, both K-C and Mr. Spencer acknowledge that if Mr. Spencer were to perform services for a substantial competitor of K-C in which Mr. Spencer made or influenced any business decisions of the competitor, Mr. Spencer would inevitably use for the benefit of the competitor and to the competitive detriment of K-C his knowledge of some K-C trade secrets or other competitively valuable confidential information: and
WHEREAS, K-C wishes to continue to retain Mr. Spencer’s services as a senior executive consultant after his retirement.
NOW, THEREFORE, in consideration of the mutual promises contained herein, and specifically the payment described in Article 3 below, the parties hereto agree as follows:
ARTICLE I
CONSULTING SERVICES
Mr. Spencer shall provide K-C consulting services (the “Services”) and such other work as requested from time to time by K-C’s Chief Executive Officer, or any other officers its Chief Executive Officer may designate. The Services shall be performed solely by Mr. Spencer. Mr. Spencer agrees that during the term of this Consulting Agreement, he will not have the authority to act on behalf of K-C in any situation that may arise during the performance of duties assigned to him. Further, Mr. Spencer agrees he will have no access to any K-C information and/or computer systems, including but not limited to electronic mail, software, mainframe, and other forms of information collection, without the express permission of K-C’s Chief Executive Officer. It is anticipated that the consulting services will primarily be performed from Mr. Spencer’s place of residence.
ARTICLE 2
TERM AND TERMINATION
The Services to be performed by Mr. Spencer pursuant to this Consulting Agreement shall commence on July 1, 2012, and continue for a period of two years until June 30, 2104 (hereinafter referred to as the “Term”). Notwithstanding the expected Term hereof, K-C or Mr. Spencer may terminate the Services at any time in the event of the failure of the other party to comply with any of the provisions hereunder after receiving written notice of such failure and not curing the same within 30 calendar days. This Consulting Agreement also shall terminate on the death or incapacity of Mr. Spencer except for Articles 4 through 14. In the event of early termination because of a breach of the Consulting Agreement by Mr. Spencer, Mr. Spencer shall provide K‑C with written summaries of the Services performed through the date of cancellation and K‑C shall compensate Mr. Spencer through the date of such termination in accordance with the terms hereof and K-C shall owe no further monies to Mr. Spencer. In the event of early termination without cause by K-C, Mr. Spencer shall provide K‑C with written summaries of the Services performed through the date of cancellation and K‑C shall continue to compensate Mr. Spencer as provided in Article 3 through the remainder of the Term. In the event of termination of this Consulting Agreement, for any reason whatsoever, with or without cause, the provisions of Articles 4 through 14 and any other provisions of this Consulting Agreement necessary to give efficacy thereto shall continue in full force and effect following such termination.
ARTICLE 3
COMPENSATION
In consideration of his decision to enter into this Consulting Agreement, Mr. Spencer shall remain an employee of K-C, receiving full-time pay and all benefits to which Employee may otherwise be entitled, through June 30, 2012, and will be offered a “Reaffirmation Agreement” at the end of the employment period. The form of the Reaffirmation agreement is attached as Exhibit A. As a condition of receiving any payments under this Article, Mr. Spencer shall execute and deliver the Reaffirmation Agreement to K-C within the time specified in the Reaffirmation Agreement. Provided Mr. Spencer signs and returns the Reaffirmation Agreement in a timely manner, and does not revoke it in accordance with its terms, K-C will pay Mr. Spencer $50,000 per quarter, in arrears, for a period of two years to be paid after the last day of each quarterly period, commencing after September 30, 2012 with the final payment occurring after June 30, 2014. Mr. Spencer shall be available to provide Services for a maximum of 200 hours per year at such time as can reasonably be agreed by the parties. In the event that K-C requests Mr. Spencer to provide services in excess of 200 hours per year, Mr. Spencer shall be compensated at a rate to be agreed upon by the parties. K-C shall reimburse Mr. Spencer for all necessary travel and other expenses incurred in connection with the Services provided that such expenses have been incurred with K-C’s prior approval and further, provided that Mr. Spencer supports such expenses with appropriate documentation. Tax withholdings may be applied to the above payments as determined by K-C in its sole discretion. Mr. Spencer is fully responsible for the payment of all taxes and K-C makes no representation as to the tax treatment of any consideration under this Agreement.
ARTICLE 4
FULL AND FINAL RELEASE
In consideration of the payments being provided to Mr. Spencer above, Mr. Spencer, for himself, his attorney, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges K-C, all parent, subsidiary, related and affiliated companies, including K-C, and its parent, subsidiary, related and affiliated companies, as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Article as “KCC”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the execution date of this Consulting Agreement. Specifically included in this waiver and release are, among other things, any and all claims of alleged employment discrimination, either as a result of the separation of Mr. Spencer’s employment or otherwise, any claims under any KCC severance pay plan, under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act

(FMLA), the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification (WARN) Act, the Uniformed Services Employment and Reemployment Rights Act (USERRA), the Ledbetter Fair Pay Act, the Internal Revenue Code (IRC), the US tax code, the Employee Retirement Income Security Act (ERISA), any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims for alleged wrongful discharge, negligent or intentional infliction of emotional distress, breach of contract, fraud, defamation, or any other unlawful behavior, the existence of which is specifically denied by KCC.
Nothing in this Agreement, however, shall be construed to prohibit Mr. Spencer from filing a charge or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency. Notwithstanding the foregoing, Mr. Spencer waives his right to recover monetary or other damages as a result of any charge or lawsuit filed by Mr. Spencer or by anyone else on Mr. Spencer’s behalf, including a class or collective action, whether or not Mr. Spencer is named in such proceeding. Further, nothing in this Agreement is intended to waive Mr. Spencer’s entitlement to vested benefits under any pension, 401(k) plan or other benefit plan provided by KCC. Finally, the above release does not waive claims that Mr. Spencer could make, if available, for unemployment or workers’ compensation and also excludes any other claim which cannot be released by private agreement between the parties.
ARTICLE 5
DEFINITIONS

a)	“Area” as used in this Agreement means the United States of America, the United Kingdom and Europe.

b)
“Business” as used in this Consulting Agreement means the development, production, sales and/or marketing of health, hygiene and/or other products of the type developed, produced, sold and/or marketed by K-C.

c)
“Competitor” as used in this Consulting Agreement means another business, whether a person, entity or organization, that is in the same or substantially the same Business as K-C anywhere in the Area, including specifically Proctor & Gamble, Johnson & Johnson, Koch Industries, Playtex Products, Inc., SCA Tissue, Ontex BVBA, Tyco International, Inc., UniCharm Corporation, Cardinal Health, Inc. and Medline Industries Inc. and any subsidiary or corporate affiliate of these companies in the same or substantially the same Business as K-C.

d)
“Confidential Information” as used in this Consulting Agreement means all information, knowledge and data relating to the Business which is or has been disclosed to Mr. Spencer or of which Mr. Spencer became aware as a consequence of or through either Mr. Spencer’s prior employment with K-C or his performance of Services under the Consulting Agreement, and which has value to K-C and is not generally known to its competitors. Confidential Information shall not include any information, knowledge or data that has been voluntarily disclosed to the public by the Company (except where such disclosure has been made by Mr. Spencer without authorization) or that has been independently developed and disclosed to the general public by others, or otherwise entered the public domain through lawful means.

e)
“K-C” or the “Company” as used in this Consulting Agreement includes Kimberly-Clark Corporation and any subsidiary of Kimberly-Clark Corporation of which 50% or more of the voting shares are owned directly or indirectly by Kimberly-Clark Corporation.

f)	“K-C Information” as used in this Consulting Agreement means Confidential Information and Trade Secrets, collectively, as defined below.

g)
“Trade Secrets” as used in this Consulting Agreement means information of K-C, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

ARTICLE 6
CONFIDENTIAL INFORMATION
Mr. Spencer shall not disclose, publish or disseminate any K-C Information or use any K-C Information for the benefit of any person or entity other than K-C, except as specifically required to perform Services for K-C or as otherwise specifically authorized by K-C. With respect to Confidential Information that does not constitute Trade Secrets, the confidentiality obligations described herein shall continue throughout the Term of this Consulting Agreement and for a period of two years after this Consulting Agreement terminates (regardless of the reason or manner of termination). With respect to Trade Secrets, the confidentiality obligations set forth herein shall continue even after the termination of this Consulting Agreement (regardless of the reason or manner of termination) for so long as the information at issue remains a Trade Secret under applicable law. Mr. Spencer agrees that, with the execution of this Consulting Agreement, he has returned to K-C all confidential and proprietary information and all other Company property, as well as all copies or excerpts of any property, files or documents obtained as a result of his employment with K-C, except those items K-C specifically agrees in writing to permit Mr. Spencer to retain. This Article is not intended to preclude Mr.

Spencer from testifying truthfully in any court of law or before an administrative agency, although Mr. Spencer agrees that he will testify as to K-C matters only if served with a lawfully executed subpoena.
ARTICLE 7
NON-SOLICITATION
Mr. Spencer shall not, at any time during the Term of this Consulting Agreement, in the Area, directly or indirectly, take any action which would cause, serve to encourage, solicit or induce any employee of K-C with whom Mr. Spencer has material contact prior to or during the Term of this Consulting Agreement, to leave K-C’s employ for employment with a Competitor.
ARTICLE 8
NON-COMPETITION
During the Term of this Agreement, Mr. Spencer shall not, without the written consent of K-C, within the Area, either directly or indirectly, undertake for a Competitor to perform services that are the same or substantially similar to those Services he has undertaken for K-C, relating to the production, sales and/or marketing of any K-C product. The parties agree that Mr. Spencer’s acceptance of a position as a member of a board of directors would not be considered the same or similar services as Mr. Spencer performed for K-C unless such position would necessarily implicate Mr. Spencer’s knowledge of Confidential Information, and that Mr. Spencer shall not, without the written consent of K-C, accept a position as a member of a board of directors of a Competitor.
ARTICLE 9
NON-DISPARAGEMENT
Mr. Spencer agrees that he has not and will not make statements to clients, customers and suppliers of K-C or to other members of the public that are in any way disparaging or negative towards K-C, K-C’s products or services, or K-C’s board, representatives or employees. K-C agrees that any requests for information or requests for references regarding Mr. Spencer that are forwarded to Mr. Thomas J. Falk will be answered such that Mr. Falk’s references about Mr. Spencer shall not disparage in any way Mr. Spencer or his performance during his employment with K-C.
ARTICLE 10
NON-ADMISSION OF LIABILITY OR WRONGFUL CONDUCT
This Consulting Agreement shall not be construed as an admission by K-C of any liability or acts of wrongdoing or discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or discrimination.
ARTICLE 11
COPYRIGHTS
Mr. Spencer and Mr. Spencer’s employees, if any, agree to grant, license, release and assign to K-C all right, title and interest in all copyrights arising out of the Services. All work for authorship created by Mr. Spencer while providing the Services shall be “works made for hire.” Upon request, Mr. Spencer shall provide K-C with whatever documents, information or materials are in Mr. Spencer’s possession or reasonably available to Mr. Spencer to enable K-C to protect its copyrights in any materials produced pursuant to this Consulting Agreement.
ARTICLE 12
INVENTIONS AND IDEAS
Mr. Spencer shall promptly disclose and assign to K-C any and all ideas and inventions, patentable or unpatentable, of or relating to anything done in connection with this Consulting Agreement or made or conceived which may result from or be suggested by the Services performed. All such ideas and inventions shall be and become the exclusive property of K-C, whether or not patent applications are filed thereon, and Mr. Spencer shall at any time and from time to time, upon request, at the expense of K-C, make application through representatives of K-C or its nominees for patents of the United States or any foreign jurisdiction. Mr. Spencer shall promptly provide all reasonable assistance and shall furnish, execute and deliver any and all documents necessary to do any and all acts in securing for K-C or K-C’s benefit patents in any and all countries. Termination of this Consulting Agreement shall not release Mr. Spencer from Mr. Spencer’s obligations hereunder as to any inventions which, by this Consulting Agreement, Mr. Spencer has agreed to assign.
ARTICLE 13
INDEPENDENT CONTRACTOR
For the period from July 1, 2012 until June 30, 2014, Mr. Spencer shall be an independent contractor, and not an employee, and as such is not entitled to any employee benefits arising from performance under this Consulting Agreement. Mr. Spencer shall not become the agent, representative, employee or servant of K-C in the performance of the Services or any part thereof, and no express or implied representations to the contrary shall be made.
ARTICLE 14
WARRANTY AND INDEMNITY
Mr. Spencer warrants and guarantees that: (a) the terms of this Consulting Agreement do not violate any existing agreements or other obligations to which Mr. Spencer is bound; (b) the best technical practices, procedures, skill, care and judgment shall be employed in the performance of the Services; (c) the Services shall be performed in the most expeditious and economical manner consistent with K-C’s best interests; and (d) Mr. Spencer shall at all times cooperate with K-C so as to further the best interests of K-C. Mr. Spencer shall defend, indemnify and hold K-C harmless from and against all claims, damages, costs and expenses (including attorneys’ fees) suffered or incurred because of any injury (including death) or property damage, or both, caused by or due to the negligence of Mr. Spencer, Mr. Spencer’s employees or agents or otherwise arising out of or in connection with Mr. Spencer’s performance of the Services.

ARTICLE 15
NOTICES
All notices or other communications required or permitted to be given under this Consulting Agreement shall be in writing and shall be deemed to have been sufficiently given when delivered in person, transmitted by facsimile, or when deposited with the United States Postal Service, first class registered or certified mail, postage prepaid, as follows:

If to Mr. Spencer:	Jan B.C. Spencer
1400 Holcomb Bridge Road
Roswell, Georgia 30076

If to K-C:	Kimberly-Clark Corporation
351 Phelps Drive
Irving, TX 75038
Attention: General Counsel

Or to such other address or individual as either party may specify from time to time in writing.
ARTICLE 16
ASSIGNMENT
Mr. Spencer shall not assign, subcontract or otherwise transfer this Consulting Agreement or any payments due or to become due hereunder without K-C’s prior written approval.
ARTICLE 17
ADVICE OF COUNSEL
Mr. Spencer acknowledges that he has been advised by K-C to consult with an attorney in regard to this matter, and that he has consulted with an attorney of his choosing. He further acknowledges that he has been given more than twenty-one (21) days from the time that he received this Consulting Agreement, to consider whether to sign it. If Mr. Spencer has signed this Consulting Agreement on or before the end of this twenty-one (21) day period, it is because he freely chose to do so after carefully considering its terms This Consulting Agreement shall be automatically cancelled if Mr. Spencer has not signed and returned the Consulting Agreement to K-C on or before the end of this twenty-one (21) day period. Finally, Mr. Spencer shall have seven (7) days from the date he signs this Consulting Agreement to change his mind and revoke the Consulting Agreement. If Mr. Spencer does not revoke this Consulting Agreement within seven days of his signing, this Consulting Agreement will become final and binding on the day following such seven-day period.
ARTICLE 18
ACKNOWLEDGEMENTS
Mr. Spencer acknowledges that he has been advised by K-C to consult with an attorney in regard to this matter. Mr. Spencer further acknowledges that he understands the terms of this Consulting Agreement, and that he undertakes the obligations described in this Consulting Agreement of his own choice and without any duress or coercion. Additionally, Mr. Spencer agrees that if K-C enforces any aspect of this Consulting Agreement in a court of competent jurisdiction, he shall be liable to reimburse K-C for all expenses incurred in such enforcement activity, including attorneys’ fees if K-C’s legal action results in a decision in its favor.
ARTICLE 19
ENTIRE AGREEMENT; AMENDMENT
This Consulting Agreement constitutes the entire understanding between the parties with respect to the provision of Services and the obligations of Mr. Spencer defined by this Consulting Agreement. No waiver, modification or amendment of any term of this Consulting Agreement shall be valid unless made in writing specifying such waiver, modification, or amendment and signed by the parties hereto. However, any noncompetition, confidentiality, nonsolicitation and/or assignment of business ideas agreements or any prior agreements between the parties related to inventions, business ideas, and confidentiality of corporate information remain intact, including, but not limited to, those attached as Exhibit A.

ARTICLE 20
DIVISIBILITY AND PARTIAL ENFORCEMENT
If a court of competent jurisdiction determines that any aspects of the obligations imposed on Mr. Spencer hereunder are unenforceable, the parties desire that all remaining obligations shall be divisible from any unenforceable provision, and shall remain in full force and effect. The parties further desire that the court enforce any part of any unenforceable provision to the full extent permitted by law.
ARTICLE 21
GOVERNING LAW
THIS CONSULTING AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS IN THE STATE OF GEORGIA WITHOUT REGARD FOR ITS CONFLICT OF LAWS PROVISIONS AND THE PARTIES AGREE THAT THE EXCLUSIVE VENUE FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, OR SEEKING TO ENFORCE THIS AGREEMENT OR ANY OF ITS PROVISIONS WILL BE THE SUPERIOR COURT OF FULTON COUNTY AND BOTH PARTIES CONSENT TO THE VENUE AND PERSONAL JURISDICTION OF SUCH COURT.
IN WITNESS WHEREOF, this Consulting Agreement has been executed on behalf of each party as of the day and year first set forth above.

/s/ Jan B.C. Spencer
Jan B.C. Spencer

KIMBERLY-CLARK CORPORATION

By: /s/ Thomas J. Falk
Name: Thomas J. Falk
Title: Chief Executive Officer

EXHIBIT A

Reaffirmation of the Agreement and Full and Final Release of Claims

This Agreement represents the understanding between Jan B.C. Spencer (Employee “) and Kimberly-Clark Global Sales, LLC (“K-C”), pursuant to the Consulting Agreement (“Agreement”), which was executed on the _______ day of _____________, 2012.

By signing, Employee agrees that in exchange for the consideration detailed in Article 3 of the Agreement, Employee is reaffirming the Agreement in its entirety, including, but not limited to the full and final release obligation related to the above referenced Consulting Agreement, attached as Exhibit A to this Agreement.

As outlined in the Consulting Agreement, if Employee executes the Reaffirmation Agreement and delivers the executed Reaffirmation Agreement to K-C within the time specified below and does not revoke it in accordance with the terms described below, K-C will further provide the consideration detailed in Article 3 of the Consulting Agreement.

FULL AND FINAL RELEASE. In consideration of the payments being provided to Employee in Article 3 of the Consulting Agreement, Employee, for the Employee, Employee’s attorneys, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges K-C, all parent, subsidiary, related and affiliated companies, including Kimberly-Clark Corporation, and its parent, subsidiary, related and affiliated companies, as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as “KCC”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the execution date of this Agreement. Specifically included in this waiver and release are, among other things, any and all claims of alleged employment discrimination, either as a result of the separation of Employee’s employment or otherwise, any claims under any KCC severance pay plan, under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act (FMLA), the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification (WARN) Act, the Uniformed Services Employment and Reemployment Rights Act (USERRA), the Ledbetter Fair Pay Act, the Internal Revenue Code (IRC), the US tax code, the Employee Retirement Income Security Act (ERISA), any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims for alleged wrongful discharge, negligent or intentional infliction of emotional distress, breach of contract, fraud, defamation, or any other unlawful behavior, the existence of which is specifically denied by KCC.

Nothing in this Agreement, however, shall be construed to prohibit Employee from filing a charge or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency. Notwithstanding the foregoing, Employee waives Employee’s right to recover monetary or other damages as a result of any charge or lawsuit filed by Employee or by anyone else on Employee’s behalf, including a class or collective action, whether or not Employee is named in such proceeding. Further, nothing in this Agreement is intended to waive Employee’s entitlement to vested benefits under any pension, 401(k) plan or other benefit plan provided by KCC. Finally, the above release does not waive claims that Employee could make, if available, for unemployment or workers’ compensation and also excludes any other claim which cannot be released by private agreement between the parties.

ADVICE OF ATTORNEY. Employee acknowledges that Employee has been and is hereby advised to consult with an attorney in regard to this matter. Employee further acknowledges that Employee has been given twenty-one (21) days from the time that Employee receives this Agreement to consider whether to sign it. If Employee has signed this Agreement before the end of this twenty-one (21) day period, it is because Employee freely chose to do so after carefully considering its terms. Finally, Employee shall have seven (7) days from the date Employee signs this Agreement to change Employee’s mind and revoke the Agreement. If Employee does not revoke this Agreement within seven (7) days of Employee’s signing, this Agreement will become final and binding on the day following such seven (7) day period. If Employee elects not to sign this Agreement within twenty-one (21) days from the date that Employee receives this Agreement, the offer to enter into this Agreement shall terminate and expire automatically.

Date: __________________	______________________
Jan B.C. Spencer

For: Kimberly-Clark Global Sales LLC

Date: __________________	________________________
Thomas J. Falk
Chairman of the Board & CEO